PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OH 45750 www.peoplesbancorp.com

 NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                Contact:      Carol A. Schneeberger
April 26, 2007                                                 Chief Financial Officer and Treasurer
                                                                                                                                                                         (740) 373-3155

PEOPLES BANCORP INC. REPORTS FIRST QUARTER RESULTS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) announced today diluted earnings per share of $0.53 for the first quarter of 2007 on net income of $5.6 million.  This compares to $0.56 per diluted share and net income of $5.9 million for the same period a year ago.  Peoples’ return on average equity was 11.59% for the quarter ended March 31, 2007, while return on average assets was 1.22%.
“Our first quarter results were in line with our expectations considering the interest rate environment and competitive pricing for financial services,” commented Mark F. Bradley, President and Chief Executive Officer.  “Key operating highlights in the first quarter include improved asset quality ratios, core deposit growth and stable net interest margin.”
Net interest income totaled $13.5 million for the quarter ended March 31, 2007, unchanged from a year ago, as both interest income and expense increased by $2.6 million.  Compared to the first quarter of 2006, Peoples’ funding costs increased faster than its yield on earning assets due to the combination of competitive loan pricing and maturing liabilities being replaced at higher current market interest rates.  These factors compressed Peoples’ net interest margin to 3.32% in the first quarter of 2007 from 3.40% a year ago.  Compared to the fourth quarter of 2006, both net interest income and margin were essentially unchanged.
“First quarter net interest income and margin were better than we anticipated,” said Carol A. Schneeberger, Chief Financial Officer and Treasurer.  “We grew core deposits, which reduced our reliance on more expensive wholesale funding.  We continue to explore opportunities and take steps to manage Peoples’ interest risk position and control funding costs.  Consistent with this focus, on April 23, we redeemed our $7 million variable rate trust preferred securities, which had a current rate of 9.10%.  We expect this redemption to have a minimal impact on our regulatory capital ratios and produce a modest improvement in future net interest income and margin, as these securities were replaced with lower cost borrowings.”
Non-interest income totaled $8.1 million in the first quarter of 2007, matching the amount generated a year ago.  In the first quarter of 2007, Peoples’ earned performance based profit-sharing insurance commissions of $0.8 million versus $1.0 million a year ago.  The lower profit-sharing insurance income was more than offset by growth in other non-interest revenues, such as fiduciary income, which increased 19% from a year ago due primarily to an increase in assets under management.  Higher volume of customer activity, specifically debit card transactions, produced 19% year-over-year e-banking revenue growth.  Mortgage banking income was up 22% in the first quarter of 2007 compared to the same period in 2006 due to increased loans sold in the secondary market.
“While profit-sharing insurance commissions were down from last year, the amount earned exceeded our expectations,” said Schneeberger.  “Our other insurance commission income was essentially flat, as increased production offset the impact of lower market prices for property and casualty insurance, which decreases overall revenue growth opportunities.  As we generate additional fee-based revenues, we continue to become less dependent on net interest income.”
In the first quarter of 2007, non-interest expense was $13.3 million, up 2% from $13.1 million in 2006’s first quarter due mostly to higher salary and benefit costs attributable to normal annual salary increases and related payroll costs.  This increase was tempered by a reduction in marketing costs, specifically those costs associated with Peoples’ direct mail and free gift deposit campaign as well as the timing of charitable contributions.  Bankcard costs increased from a year ago reflecting increased customer activity and additional debit cards issued to customers, tempering the revenue growth from our e-banking business.

In the first quarter of 2007, portfolio loan balances grew $3.2 million to $1.14 billion, as loan payoffs nearly equaled new loan originations.  Despite the limited growth, commercial loan production remained strong, with balances increasing $11 million during the first quarter due to demand for commercial real estate loans.  Peoples’ indirect consumer lending also produced another strong quarter of growth and accounted for the $1.6 million increase in consumer loan balances during the first quarter.  During the first quarter of 2007, Peoples’ originated and sold approximately $9 million of long-term, fixed rate residential real estate loans in the secondary market, due to the associated interest rate risk, causing the decline in the real estate loan portfolio.  At March 31, 2007, Peoples’ serviced loan portfolio exceeded $165 million, up $3.2 million since year-end 2006.
In the first quarter of 2007, Peoples’ provision for loan losses was $623,000 versus $268,000 a year ago and $1.9 million last quarter.  The first quarter 2007 provision for loan losses was based on management’s in-depth quarterly analysis of the loan portfolio and is directionally consistent with changes in Peoples’ loan credit quality and loss trends since the fourth quarter of 2006.  Net loan charge-offs were 0.05% of average loans in the first quarter of 2007 versus 0.03% in the first quarter of 2006.  First quarter charge-offs increased significantly year-over-year due to losses from two unrelated loan relationships, which represented 60% of the total charge-offs.  During the first quarter of 2007, Peoples charged-off $668,000 of commercial loans from a single customer relationship, as well as $327,000 of consumer credit lines to an unrelated single borrower.  Peoples also experienced higher than normal recoveries, due largely to a recovery of $609,000 relating to a group of commercial loans charged-off in 2002.  All of these items were appropriately considered in determining the allowance for loan losses at March 31, 2007.
At March 31, 2007, total nonperforming loans were $6.0 million, or 0.53% of total loans, down $4.0 million, from $10.0 million, or 0.88%, at year-end 2006.  Nonaccrual loans decreased during the quarter from a combination of loan payments and charge-offs of amounts deemed uncollectible.  The allowance for loan losses was $14.5 million, or 241.3% of nonperforming loans, at quarter-end, versus 145.0% and 242.7% of nonperforming loans at December 31, 2006 and March 31, 2006, respectively.
“Despite the higher provision and net charge-offs, our overall loan quality improved considerably during the quarter, as evidenced by fewer nonaccrual loans and lower delinquency levels,” added Schneeberger.  “Our long-standing commitment to sound underwriting standards, coupled with a diligent loan review process, remains a source of strength and should allow us to maintain solid asset quality ratios that compare favorably to our peers.”
At March 31, 2007, retail deposit balances, which exclude brokered deposits, were up $42.7 million, or 4%, from year-end 2006, due mostly to higher interest-bearing deposits.  Non-interest-bearing deposits also increased $1.2 million, as consumer deposit growth of $7.5 million driven by Peoples’ direct mail and gift campaigns was partially offset by a $4.5 decline in commercial deposit balances.  During the first quarter of 2007, Peoples reduced total brokered deposits by $58.6 million, due to growth in retail deposit balances and utilization of other lower rate funding sources.
During the first quarter of 2007, Peoples repurchased a total of 170,000 common shares at an average price of $28.70, or 40% of the total amount authorized, under the previously announced 2007 Stock Repurchase Plan, while no common shares were repurchased a year ago.
 “We believe the recent treasury stock purchases allows us to manage our capital position more effectively and helps improve shareholder return,” added Schneeberger.  “Additional future purchases may occur since 255,000 common shares remain available under the 2007 Stock Repurchase Plan.”
In the first quarter of 2007, Peoples increased its dividend to $0.22 per share, up 10% from the $0.20 declared a year ago. Also during the first quarter, Peoples was recognized by Mergent, Inc. as one of its Dividend AchieversTM and was added to the NASDAQ Dividend AchieversTM Index for 2007.  As such, Peoples is one of ninety-eight U.S. companies traded on NASDAQ to meet Mergent's criteria, which includes annual dividend increases to shareholders for at least the last 10 years.
“We are pleased with first quarter results considering the challenging operating environment,” summarized Bradley.  “We were successful in expanding existing customer relationships through our relationship-based approach to serving customers, and our associates continue to be committed to generating long-term benefits for our shareholders.”
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 37 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter results of operations today at 11:00 a.m. eastern daylight time, with members of Peoples’ executive management participating.  Analysts, media and individual investors are invited to participate in the conference call by calling (877) 407-8035.  A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples’ website, www.peoplesbancorp.com.  Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, download and install the necessary software.  A replay of the call will be available on Peoples’ website in the “Investor Relations” section for one year.

Safe Harbor Statement:
This news release may contain certain forward-looking statements with respect to Peoples’ financial condition, results of operations, plans, objectives, future performance and business.  Except for the historical and present factual information contained in this news release, the matters discussed in this news release, and other statements identified by words such as “feel,” “expect,” “believe,” “plan,” “will,” “would,” “should,” “could” and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among financial institutions or from non-financial institutions, which may increase significantly; (2) changes in the interest rate environment which may adversely impact interest margins; (3) prepayment speeds, loan originations and sale volumes, charge-offs and loan loss provisions, which may be less favorable than expected; (4) general economic conditions, either national or in the states in which Peoples and its subsidiaries do business, which may be less favorable than expected; (5) political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions, which may adversely affect the business of Peoples’ and its subsidiaries; (7) changes in the conditions and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues that could arise; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; and (11) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples’ reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosure under the heading “ITEM 1A. RISK FACTORS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006.  Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.  Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s, except per share data)	2007	2006	2006
PER SHARE DATA
Net income per share:
Basic	$0.53	$0.45	$0.56
Diluted	$0.53	$0.44	$0.56
Cash dividends declared per share	$0.22	$0.21	$0.20
Book value per share	$18.85	$18.51	$17.51
Tangible book value per share (a)	$12.34	$12.05	$11.00
Closing stock price at end of period	$26.41	$29.70	$30.00
Dividend payout as a percentage of net income	41.23%	47.14%	35.74%
Actual shares outstanding (net of treasury shares)	10,511,134	10,651,985	10,543,483
Weighted average shares outstanding:
Basic	10,584,893	10,663,272	10,530,444
Diluted	10,670,148	10,768,851	10,655,233
PERFORMANCE RATIOS (b)
Return on average equity	11.59%	9.54%	13.02%
Return on average assets	1.22%	1.01%	1.30%
Efficiency ratio (c)	58.45%	58.14%	56.67%
Net interest margin (fully-tax equivalent)	3.32%	3.31%	3.40%
Net loan charge-offs as a percentage of average loans	0.22%	1.22%	0.12%

(a)	Excludes the balance sheet impact of intangible assets acquired through acquisitions.
(b)	Ratios are presented on an annualized basis.
(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses)

PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
(in $000’s)	2007	2006
Interest income	$28,360	$25,748
Interest expense	14,839	12,245
Net interest income	13,521	13,503
Provision for loan losses	623	268
Net interest income after provision for loan losses	12,898	13,235
Net gain on securities transactions	17	–
Net gain on asset disposals	–	18
Non-interest income:
Insurance and investment commissions	3,166	3,375
Service charges on deposits	2,368	2,461
Fiduciary revenues	927	777
Electronic banking revenues	828	697
Business owned life insurance	411	406
Mortgage banking income	207	170
Other non-interest income	207	210
Total non-interest income	8,114	8,096
Non-interest expense:
Salaries and benefits	7,297	6,912
Net occupancy and equipment	1,332	1,242
Professional fees	614	612
Data processing and software	513	468
Amortization of intangible assets	500	582
Franchise taxes	439	445
Bankcard costs	360	289
Marketing	349	475
Other non-interest expense	1,938	2,041
Total non-interest expense	13,342	13,066
Income before income taxes	7,687	8,283
Income tax expense	2,041	2,352
Net income	$5,646	$5,931

PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s, except per share data)	2007	2006	2006
PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses	$23	$152	$56
Provision for other loan losses	$600	$1,700	$212
Total provision for loan losses	$623	$1,852	$268

NET CHARGE-OFFS
Gross charge-offs	$1,645	$3,682	$653
Recoveries	1,026	205	337
Net charge-offs	$619	$3,477	$316

Commercial	$288	$3,023	$137
Consumer	266	138	(13)
Overdrafts	53	193	104
Real estate	13	124	90
Credit card	(1)	(1)	(2)
Total net charge-offs	$619	$3,477	$316

PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

(in $000’s)	March 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents:
Cash and due from banks	$32,907	$35,405
Interest-bearing deposits in other banks	1,492	1,101
Federal funds sold	1,000	3,300
Total cash and cash equivalents	35,399	39,806
Available-for-sale investment securities, at estimated fair value
(amortized cost of $545,952 at March 31, 2007 and $550,239
at December 31, 2006)	547,037	548,733
Loans, net of unearned interest	1,135,625	1,132,394
Allowance for loan losses	(14,513)	(14,509)
Net loans	1,121,112	1,117,885
Loans held for sale	1,717	1,041
Bank premises and equipment, net of accumulated depreciation	23,190	23,455
Business owned life insurance	49,041	48,630
Goodwill	61,378	61,373
Other intangible assets	6,959	7,479
Other assets	26,359	26,853
TOTAL ASSETS	$1,872,192	$1,875,255

LIABILITIES
Non-interest-bearing deposits	$172,122	$170,921
Interest-bearing deposits	1,045,468	1,062,608
Total deposits	1,217,590	1,233,529
Federal funds purchased, securities sold under repurchase agreements,
and other short-term borrowings	220,515	194,883
Long-term borrowings	187,767	200,793
Junior subordinated notes held by subsidiary trusts	29,434	29,412
Accrued expenses and other liabilities	18,794	19,469
TOTAL LIABILITIES	1,674,100	1,678,086

STOCKHOLDERS’ EQUITY
Common stock, no par value (24,000,000 shares authorized,
10,894,265 shares issued at March 31, 2007, and
10,889,242 shares issued at December 31, 2006)	162,768	162,654
Retained earnings	46,757	43,439
Accumulated comprehensive loss, net of deferred income taxes	(1,287)	(2,997)
Treasury stock, at cost (383,131 shares at March 31, 2007,
and 237,257 shares at December 31, 2006)	(10,146)	(5,927)
TOTAL STOCKHOLDERS’ EQUITY	198,092	197,169
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,872,192	$1,875,255

PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

(in $000’s, end of period)	March 31,	December 31,	March 31,
	2007	2006	2006
LOAN PORTFOLIO
Commercial, mortgage	$477,189	$469,934	$466,707
Commercial, other	195,612	191,847	182,801
Real estate, construction	97,116	99,311	52,698
Real estate, mortgage	290,514	297,663	310,048
Consumer	75,194	73,639	66,773
Total loans	$1,135,625	$1,132,394	$1,079,027

DEPOSIT BALANCES
Interest-bearing deposits:
Retail certificates of deposit	$528,543	$514,885	$493,235
Interest-bearing transaction accounts	182,164	170,022	183,411
Money market deposit accounts	145,073	134,387	106,367
Savings accounts	119,153	114,186	129,556
Brokered certificates of deposits	70,535	129,128	60,255
Total interest-bearing deposits	1,045,468	1,062,608	972,824
Non-interest-bearing deposits	172,122	170,921	166,782
Total deposits	$1,217,590	$1,233,529	$1,139,606

ASSET QUALITY
Nonperforming assets (in $000’s, end of period):
Loans 90 days or more past due	$–	$1	$–
Renegotiated loans	–	1,218	–
Nonaccrual loans	6,015	8,785	6,045
Total nonperforming loans	6,015	10,004	6,045
Other real estate owned	50	–	38
Total nonperforming assets	$6,065	$10,004	$6,083
Allowance for loan losses as a percent of
nonperforming loans	241.3%	145.0%	242.7%
Nonperforming loans as a percent of total loans	0.53%	0.88%	0.56%
Nonperforming assets as a percent of total assets	0.32%	0.53%	0.33%
Nonperforming assets as a percent of total loans and
other real estate owned	0.53%	0.88%	0.56%
Allowance for loan losses as a percent of total loans	1.28%	1.28%	1.36%

REGULATORY CAPITAL (a)
Tier 1 risk-based capital	11.93%	11.98%	11.97%
Total risk-based capital ratio (Tier 1 and Tier 2)	13.12%	13.17%	13.26%
Leverage ratio	8.91%	8.90%	8.40%
Tier 1 capital	$161,171	$161,439	$150,032
Total capital (Tier 1 and Tier 2)	$177,260	$177,524	$166,200
Total risk-weighted assets	$1,351,237	$1,347,819	$1,252,888

         (a) March 31, 2007, data based on preliminary analysis and is subject to revision.

PEOPLES BANCORP INC. SUPPLEMENTAL INFORMATION

(in $000’s, except per share data)	March 31,	December 31,	March 31,
	2007	2006	2006
Trust assets under management	$744,939	$736,745	$684,659
Brokerage assets under management	109,343	103,814	75,820
Mortgage loans serviced for others	$165,728	$162,511	$147,389
Employees (full-time equivalent)	560	547	525
Announced treasury share plans: (a)
Total shares authorized for plan	425,000	425,000	400,000
Shares purchased	170,000	23,800	–
Average price	$28.70	$28.55	$–

(a)
2007 data reflects the 2007 Stock Repurchase Program authorizing the repurchase of up to 425,000 common shares.  2006 data reflects the 2006 Stock Repurchase
Program authorizing the repurchase of up to 425,000 common shares. The number of common shares purchased for treasury and average price paid are presented for the three-month period ended on the date indicated.

PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST INCOME

	Three Months Ended
	March 31, 2007			December 31, 2006			March 31, 2006
(in $000’s)	Balance	Income/Expense	Yield/ Cost	Balance	Income/Expense	Yield/ Cost	Balance	Income/Expense	Yield/ Cost
Short-term investments	$3,883	$46	4.81%	$3,880	$48	4.95%	$3,972	$40	4.05%
Investment securities (a)	559,292	7,281	5.21	560,703	7,157	5.11	587,564	7,141	4.86
Gross loans (a)	1,129,520	21,368	7.65	1,132,784	21,588	7.58	1,072,563	18,997	7.16
Allowance for loan losses	(14,731)			(15,504)			(14,834)
Total earning assets	1,677,964	28,695	6.89%	1,681,863	28,793	6.82%	1,649,265	26,178	6.40%
Intangible assets	68,589			68,888			68,980
Other assets	128,598			128,626			129,345
Total assets	1,875,151			1,879,377			1,847,590
Interest-bearing deposits:
Savings	114,132	166	0.59%	117,079	204	0.69%	127,596	198	0.63%
Interest-bearing demand deposits	318,175	2,215	2.82	318,534	2,215	2.76	289,206	1,596	2.24
Time deposits	602,294	6,746	4.54	615,044	6,970	4.50	538,934	4,848	3.65
Total interest-bearing deposits	1,034,601	9,127	3.58	1,050,657	9,389	3.55	955,736	6,642	2.82
Short-term borrowings	249,333	3,215	5.17	212,758	2,800	5.15	165,332	1,767	4.33
Long-term borrowings	206,346	2,497	4.86	231,734	2,736	4.64	361,385	3,836	4.25
Total borrowed funds	455,679	5,712	5.02	444,492	5,536	4.89	526,717	5,603	4.28
Total interest-bearing liabilities	1,490,280	14,839	4.02%	1,495,149	14,925	3.95%	1,482,453	12,245	3.34%
Non-interest-bearing deposits	171,123			169,962			164,722
Other liabilities	16,143			15,839			15,715
Total liabilities	1,677,546			1,680,950			1,662,890
Stockholders’ equity	197,605			198,427			184,700
Total liabilities and equity	$1,875,151			$1,879,377			$1,847,590

Net interest income/spread (a)		$13,856	2.87%		$13,868	2.87%		$13,933	3.06%
Net interest margin (a)			3.32%			3.31%			3.40%

    (a) Information presented on a fully tax-equivalent basis.

END OF RELEASE